Exhibit 99.1

Accelrys Announces Merger Agreement with SciTegic

    SAN DIEGO--(BUSINESS WIRE)--Sept. 14, 2004--Accelrys, Inc. (Nasdaq:ACCL) today announced the signing of a definitive agreement to merge SciTegic, Inc., a leading provider of workflow software solutions for the research science market, with a wholly-owned subsidiary of Accelrys. SciTegic shareholders will receive $12.25 million of cash and approximately 1,040,119 shares of Accelrys common stock in exchange for their Scitegic shares at closing, and approximately 334,324 additional Accelrys common shares over the next two years subject to certain conditions. SciTegic will become a wholly-owned subsidiary of Accelrys. The transaction is valued at about $21.5 million.
    The merger is subject to the approval of SciTegic shareholders. The two founders of SciTegic will become employees of Accelrys after the merger. They and other SciTegic shareholders, who own approximately 90% of the SciTegic shares outstanding, have agreed to vote their shares in favor of the merger. It is anticipated that the transaction will close during September 2004 subject to customary conditions of closing.
    "We believe the merger of these two market-leading companies will enable significant advancements in the scientific software market," commented Mark Emkjer, Accelrys' president and chief executive officer. "The addition of SciTegic's innovative workflow technology, Pipeline Pilot(TM), to Accelrys' already robust product portfolio will not only provide customers with superior software solutions, but it will also create a compelling value proposition for our shareholders, employees and partners.
    "The Accelrys global install base is nearly ten times the size of the current SciTegic install base," continued Emkjer. "Our opportunity is to utilize our joint worldwide distribution system to reach all Accelrys customers. Thus, the potential for Pipeline Pilot is very exciting."

    About Accelrys, Inc.

    Accelrys, Inc. (Nasdaq:ACCL) is a leading provider of software for computation, simulation, and the management and mining of scientific data used by biologists, chemists and materials scientists, including nanotechnology researchers, for product design as well as drug discovery and development. Accelrys technology and services are designed to meet the needs of today's leading research organizations. The company is headquartered in San Diego, Calif. For more information about Accelrys, visit its website at http://www.accelrys.com/.

    About SciTegic

    SciTegic, Inc. is a privately held San Diego company that develops and markets informatics software to the pharmaceutical and biotechnology industries. The company is pioneering a new technology approach called 'Data Pipelining' to process drug discovery data with unprecedented flexibility. This new methodology has established its utility by accelerating informatics research for nearly one thousand users at over one hundred customer sites worldwide. Further information about SciTegic is available at http://www.scitegic.com/.

    This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Accelrys disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the safe harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include statements relating to the number of additional shares of Accelrys common stock that may be issued to SciTegic shareholders during the two-year period following the closing of the merger, the anticipated closing date of the merger, the expected advantages of the merger to Accelrys and its employees, shareholders and customers, anticipated advancements in the scientific software market resulting from the merger, and the market opportunity for PipeLine Pilot. Accelrys has based these forward-looking statements on its current expectations about future events. Such statements are subject to risks and uncertainties including, but not limited to, the possibility that one or more conditions to closing will not be satisfied and that the transaction will not close or will be delayed, the failure of a condition to the issuance of additional shares, the risk that PipeLine Pilot will not perform as anticipated or will not be integrated into Accelrys' product portfolio as currently planned, additional competition, changes in economic conditions, and other risks and uncertainties described in Accelrys' filings with the Securities and Exchange Commission, including its most recent report on Form 10-Q. All forward-looking statements in this document are qualified entirely by the cautionary statements included in this document and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document. These forward-looking statements speak only as of the date of this document.

    CONTACT: Accelrys
             John J. Hanlon, 858-799-5575
             jhanlon@accelrys.com
             or
             Ian Clements (Press Inquiries), 858-799-5440 iclements@accelrys.com www.accelrys.com